                                  Certified translation from the German language
                                                                    page 1 of 14







                                 Official Copy







                                 /coat of arms/







                       OF THE DEED OF SEPTEMBER 18, 1997

                              OF THE NOTARY PUBLIC



                              DR. SIEGMAR MOSSNER


                                  ULM (DANUBE)




                                      FOR





                 CYBERNET Internet-Dienstleistungen AG, Berlin






________________________________________________________________________________




                        Register of Deeds No. 1218/1997
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                                  Certified translation from the German language


                                                                    page 2 of 14



Register of Deeds No. 1218/1997


                     Sale and Assignment of Business Shares
                     of the Artwise GmbH Software Losungen


On this day, September the eighteenth,
nineteen hundred and ninety seven


                                  -09/18/1997-


there appeared before me,

                              Dr. Siegmar Mossner,
                         Notary Public in Ulm (Danube),

in my office rooms in Bahnhofstrassse 1 in Ulm (Danube):


1. Mr. Stefan Heiligensetzer, resident in Ottacker 17, 87477 Sulzberg,

2. Mr. Frank Marchewicz, resident in Wacholderweg 1, 73340 Amstetten,

3. Mr. Rolf Strehle, resident in Lindenstr. 5, 89194 Schnurpflingen,

4. Mr. Gerhard Schonenberger, resident in Jagerweg 13, 89264 Weissenhorn,

5. Mr. Lothar Bernecker, resident in Ludwig-Thoma-Str. 3, 89231 Neu-Ulm, and

6. Mr. Andreas Eder, with business address in Stefan-George-Ring 19, 81929
Munich.

The persons appearing identified themselves by means of official identification papers with photographs.

The persons appearing under 1. to 5. declared to be acting on their own behalves.

The persons appearing under 1. to 3. declared to be acting hereinafter with regard to SECTION 9 of the present Deed not only on their own behalves, but also on behalf of the Artwise GmbH Software Solutions with seat in Neu-Ulm, registered in the Commercial Register of the Local Court of Memmingen under HRB 7269, in their capacities as its Managers having joint power of representation. A certified extract from the register is annexed to this Deed as Appendix 1.


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                                  Certified translation from the German language
                                                                    page 3 of 14


The person appearing under 6. declared to be acting hereinafter not on his own behalf, but on behalf of

1. CYBERNET Internet-Dienstleistungen AG with seat in Berlin, registered in the Commercial Register of the Local Court of Charlottenburg under HRB 60318, in his capacity as a Member of the Managing Board having joint power of representation together with the Member of the Managing Board Rudof Strobl represented by proxy. A certified extract from the register is annexed to this Deed as Appendix 2, and

2. CYBERNET Internet-Beteiligungs GmbH under foundation, established by the Deed of the Notary Public Dr. Martin Schuck in Munich of September 17, 1997 (Register of Deeds No. 2177/1997), in his capacity as a Manager having joint power of representation together with the Manager Rudof Strobl represented by proxy, expressly excluding the liability of the persons acting according to Section 11 subsection 2 of the GmbHG, which the parties to this Deed consent to.

Upon request of the parties simultaneously present, the Notary Public has drawn up the present Deed:

                           SECTION 1 - SUBJECT MATTER

The persons appearing under 1. to 5. are the sole shareholders of the firm Artwise GmbH Software Losungen (hereinafter referred to as the "Company") having its seat in Neu-Ulm, registered in the Commercial Register of the Local Court of Memmingen under HRB 7269. The Company has a registered share capital of altogether DM 115,000.00, of which

Mr. Stefan Heiligensetzer holds a business share to the nominal amount of  DM 35,000.00,
Mr. Frank Marchewicz holds a business share to the nominal amount of       DM 35,000.00,
Mr. Rolf Strehle holds a business share to the nominal amount of           DM 35,000.00,
Mr. Gerhard Schonenberger holds a business share to the nominal amount of  DM  5,000.00,
and Mr. Lothar Bernecker holds a business share to the nominal amount of   DM  5,000.00.

The payments on the initial contributions have been fully made.

                                  Certified translation from the German language
                                                                    page 4 of 14


                        SECTION 2 - SALE AND ASSIGNMENT

1.  Hereby

                           MR. STEFAN HEILIGENSETZER,
                             MR. FRANK MARCHEWICZ,
                               MR. ROLF STREHLE,
                         MR. GERHARD SCHONENBERGER, and
                              MR. LOTHAR BERNECKER

     -hereinafter individually or jointly referred to as the "Sellers"-

sell their business shares in the Company mentioned in Section 1 above to

                     CYBERNET INTERNET-DIENSTLEISTUNGEN AG

                                      and

                      CYBERNET INTERNET-BETEILIGUNGS GmbH

     -hereinafter individually or jointly referred to as the "Buyers"-

namely,

- the persons appearing under 1. to 4. sell business shares to a nominal amount of altogether DM 110,000.00 to CYBERNET Internet-Dienstleistungen AG, and

- the person appearing under 5. sells his business share to the nominal amount of DM 5,000.00 to CYBERNET Internet-Beteiligungs GmbH.

2. The persons appearing under 1. to 4. hereby assign business shares to a nominal amount of altogether DM 110,000.00 to CYBERNET Internet-Dienstleistungen AG and the person appearing under 5. hereby assigns a business share to the nominal amount of DM 5,000.00 to CYBERNET Internet-Beteiligungs GmbH. The Buyers hereby accept the assignments. The assignments are subject to the condition precedent of paying the part of the purchase price according to Section 3 Item 2.1 below to the amount of DM 475,500.00 and handing over the guarantees according to Section 3 Item 2.4 below to the Sellers.

                   Amount changed before the authentication./signature/(Mossner)
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                                  Certified translation from the German language
                                                                    page 5 of 14

3. Sale and assignment are made with effect from September 1, 1997 on (hereinafter referred to as the "fixed date of transfer") and with all rights and obligations. The profit right passes over to the Buyers with effect from September 1, 1997 on. This shall also apply to all of the other rights and duties in the internal relationships among the parties.



                           SECTION 3 - PURCHASE PRICE

1. The purchase price for the business shares mentioned in Section 1 above to the nominal amount of altogether DM 115,000.00 amounts to

                                DM 1,585,000.00

     (amount in words: one million five hundred and eighty-five thousand German Marks)

     Of said amount, a purchase price amounting to DM 1,521,600.00 for business shares to a nominal amount of DM 110,000.00 shall be attributed to CYBERNET Internet-Dienstleistungen AG and a purchase price amounting to DM
     63,400.00 for business shares to a nominal amount of DM 5,000.00 shall be attributed to CYBERNET Internet-Beteiligungs GmbH.

2.   The purchase price shall be due and payable as follows.

2.1 A part of the purchase price amounting to DM 475,500.00 shall be due and payable to a bank account to be jointly specified by the Sellers within two weeks after the signing of this Contract.

2.1 A part of the purchase price amounting to DM 524,500.00 shall be due on June 30, 1988. Instead of paying the amount, the Buyers can choose to settle that part of the purchase price by transferring 30,853 shares of Cybernet Internet Services International, Inc., Utah (listed on the outside market of Berlin and Munich under the security identification number 906
     623). The parties understand that the shares received by the Sellers can be sold to an amount of 25% only after January 1, 1999, to an amount of another 25% only after January 1, 2000, and to an amount of the remaining 50% only after January 1, 2001. The parties shall ensure the compliance with these holding periods by concluding a trust agreement.

                                Certified translation from the German language
                                                                  page 6 of 14

     2.3 A part of the purchase price amounting to DM 585,000.00 shall be due within four weeks after the approval of the annual financial statements of the Company as per December 31, 1997, according to Item
          2.3.1 below, in any case not earlier than on June 30, 1998. That part of the purchase price amounting to DM 585,000.00 may be reduced according to Item 2.3.2 below, if applicable, and can be paid according to Item 2.3.3 below.

    2.3.1 The annual financial statements as per December 31, 1997 (hereinafter referred to as the "financial statements of 1997") shall be audited by Coopers & Lybrand Wirtschaftsprufungs GmbH in accordance with the principles of proper accounting and immediately submitted to the parties involved. Within a period of four week after the receipt of the financial statements of 1997, Seller and Buyer can raise written objections to the financial statements of 1997 with the respective other party. If neither Buyer nor Seller raise any objections or if the objections are recognized by the respective other party, the financial statements of 1997 shall be considered approved by common consent upon expiration of the 4-week period. Otherwise, an auditor shall be nominated, upon the request of one of the parties, by the Auditors' Institute e.V., Dusseldorf, who shall approve the financial statements of 1997 with binding effect for both parties.

    2.3.2 The part of the purchase price amounting to DM 585,000.00 may be reduced, if applicable, according to the financial statements of 1997 approved under Item 2.3.1 above, as follows:

          - If the net sales (without turnover tax) of the Company shown in the financial statements of 1997 fall below the amount of DM 3,600,000.00, 50 per cent of the difference shall be deducted from the part of the purchase price amounting to DM 585,000.00.

          - If the annual deficit (without a possible value adjustment Look!, Section 4.1) before taxes on income and proceeds exceeds the amount of DM 58,000, 50 per cent of the difference shall be deducted from the part of the purchase price amounting to DM 585,000.00.

                          Added before the authentication. /signature/ (Mossner)

          The Buyers shall be obliged to run the Company's business till
          December 31, 1997 to the best of their abilities. The business taken over from Look! Multimedia GmbH shall be included into the annual financial statements of the Company with effect from September 1, 1997 on.
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                                  Certified translation from the German language
                                                                    page 7 of 14


2.3.3 The part of the purchase price amounting to DM 585,000.00 or a part of the purchase price as reduced under Item 2.3.2 above, if applicable, shall be settled according to Item 2.2 above, the parties fixing, already today, a value of DM 17.00 per share for the shares to be transferred. Indivisible differences shall be settled cash.

2.4     In order to secure the parts of the purchase price under Items 2.2 and
        2.3 above, the Buyers shall hand bank guarantees of the BHF-Bank AG Berlin to the amounts of DM 524,500.00 and 585,000.00, respectively, over to the Sellers within two weeks after signing this Sales Contract. The bank guarantees thus handed over shall be returned to the buyer step by step against the settlement of the respective part of the purchase price.


                              SECTION 4 - WARRANTY

1. Within the meaning of an independent warranty promise, the Sellers guarantee the Buyers the following (Section 305 of the BGB) as per the fixed date of transfer (September 1, 1997) and this day of the authentication of this Contract:

     a) The business shares to be transferred exist and are not subject to any encumbrance, sub-participation, restraint on disposal or other obligations. The Sellers are unrestrictedly entitled to dispose of the sold business shares. All approvals and permits for the conclusion and execution of this Contract are present. All payments on the initial contributions have been fully made.

     b) The Company exists under the Shareholders' Agreement as amended on June 5, 1992 and the addenda of August 16, 1995 and December 14, 1995 (Register of Deeds Nos. 639/1992, 1089/1995 and 1693/1995,
          respectively, of the Notary Public Dr. Siegmar Mossner in Ulm/Danube); that agreement including the above-mentioned addenda is complete, there are no collateral agreements with regard to the company relationship, except for the contracts with the dormant partners Dr. Heinz Widmaier of February 10, 1996, Karl-Heinz Tropf of February 10, 1996 and Lothar Bernecker of February 1, 1996.

                                  Certified translation from the German language
                                                                    page 8 of 14


     c) The annual financial statements as per December 31, 1994, December 31, 1995, and December 31, 1996, handed over to the Buyer were prepared according to the generally accepted principles of proper accounting and balancing, preserving balance consistency, and approved by the tax consultant Dr. Christof Coucoulis. These annual financial statements and the business analyses handed over are accurate and complete and give a correct picture of the financial situation as well as the business results as per the respective dates of the balance sheets and for the respective periods under review. The current values of the individual assets corresponds at least to the amount stated in the balance sheet (except for the claims against the Look! Multimedia GmbH, cf. Letter e) below). The Company does not have any liabilities, including imminent ones, other than the liabilities stated or covered by reserves. During the period from January 1, 1997 to the fixed date of transfer or this day of authentication, the Company has been exclusively active within the framework of proper business dealings.

     d) The Company disposes of a usable shareholders' equity under corporation tax according to the separate declaratory decision of the tax office of Neu-Ulm of January 2, 1996. Since the establishment of the Company, there has not been any distribution of profits of the Company. The last share of profits was paid out in 1995 for the year of 1993 to an amount of about DM 145,000.00.

     e) The Company is the owner of the assets stated in the financial statements as per December 31, 1996 as well as of the assets that have been acquired since that date of the balance sheet, with the exception of those assets that were sold within the framework of proper business dealings after December 31, 1996. The Company's assets are unrestrictedly owned by the Company and are free from any third party's rights. The Sellers do not guarantee the stability of the value of the claims against the Look Multimedia GmbH amounting to ca. DM 35,000.00 on the fixed day (DM 27,609.01 as per December 31, 1996) and with regard to the claim under Letter l).

     f) The Sellers handed the originals or copies of all contracts relevant to the Company completely and correctly over to the Buyers.

                   Additions made before the authentication./signature/(Mossner)
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                                  Certified translation from the German language
                                                                    page 9 of 14
--------------------------------------------------------------------------------


     g) With the exception of the employment contracts with the persons appearing regarding the persons appearing under 1 to 5 and the dormant partners, there do not exist any contracts or agreements between the Company and the Sellers or persons close to them.

     h) The Company has not concluded any contracts involving profit- or sales-related remuneration, shares in profit, etc., except for the distribution agreement with the firm Maximilian Pothmann Computerdienst of August 29, 1996 and the commission agreement with the firm Attinger, Riess und Partner EDV Losungen of July 3/August 20, 1996. There do not exist any commercial agency contracts or similar agreements under or according to Section 89b of the HGB(1).

     i) The Sellers handed the originals or copies of all employees' contracts with the Company completely and correctly over to the Buyers. There do not exist any other employment relationships, other agreements, works agreements or obligations under works practice, except for those with two part-time workers.

     j) There do not exist any guarantees, sureties or similar encumbrances for the Company. The Company is not liable due to a provision of securities for third parties' liabilities. The Company has not made any promise to grant a loan.

     k) The Company is in the possession of all permissions and concessions or licenses under public and private law required to carry on its business operations as it does at present.

     l) At present, the Company does not prosecute any actions, except for the proving of a debt in bankruptcy (ref.-no. 2 N 126/97 of the Local Court of Goppingen). There are neither pendant nor to be expected any proceedings before administrative authorities or official investigative proceedings against the Company.

     m) The Company has filed all tax returns properly and in due time and paid all due taxes or set aside sufficient tax reserves. Apart from that, the Company does not have any tax arrears or tax risks. The wage taxes and compulsory insurance contributions to be paid for the employees have been properly determined, accounted and paid.

-------------------
(1)  Commercial Code

                                  Certified translation from the German language
                                                                   page 10 of 14
--------------------------------------------------------------------------------

     n) The Company is not subject to any liabilities outside the ordinary business transactions.

     o) The spouses of the Sellers have consented to this Contract according to
        Section 1365 of the BGB(2). The spouses' respective statements are annexed to this Deed as Appendix 4.

2. In case of any inaccuracy or violation of one of the above-mentioned warranties, the Sellers have to put the Buyers and the Company in such a position as the Buyers and the Company would be in if the warranty was accurate or not violated.

3. Without prejudice to Item 2 above, the Sellers have to indemnify the Company against claims under any liability in connection with the inaccuracy or violation of the above-mentioned warranties.

4. The Buyers can assert claims resulting from Items 2. and 3. above, if any, until December 31, 1998, and in addition to that, they can assert claims in connection with the execution of a tax field audit at the Company within six months after the receipt of the legally valid assessment of such tax field audit. For observing the deadline, it shall be sufficient to inform the Seller about the claims in writing. After the receipt of such notice, there shall run a one-year limitation period.

5. The provisions of Items 2. and 3. above shall not limit or exclude the Buyers' legal claims and rights.

6. The above-mentioned obligations of the Sellers towards the Company constitute a non-genuine contract for the benefit of the Company.


                         SECTION 5 - DUTY TO COOPERATE

1. Even after the fixed date of transfer, the Sellers shall assist the Buyers to the best of their ability in taking over the enterprise. The Buyer or the Company shall not pay to the Sellers a separate remuneration for such assistance.

--------------------
(2) German Civil Code
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                                  Certified translation from the German language
                                                                   page 11 of 14


2. As for the rest, both Sellers and Buyers are obliged to give all information and to take part in all transactions and legal acts that are necessary to perform this Contract.

3. The Sellers shall refrain from doing anything that might affect the Company's right to use the firm name "Artwise GmbH" with or without any additions.


                     SECTION 6 - PROHIBITION OF COMPETITION

1. The Sellers undertake, for a period of three years starting on the date of authentication of this Contract, to refrain from any competition with the Company or the Buyer in the previous territorial and material areas of activity of the Company's object, in particular not to participate, whether directly or indirectly, in competing enterprises, not to start to work with a competing enterprise or promote such enterprise in any way, whether directly or indirectly, by advise or action. For the purpose of this prohibition of competition, the territorial area of activity shall mean the Federal Republic of Germany, Austria and Switzerland; the material area of activity, for the purpose of this prohibition of competition, shall mean internet access services, internet system integration, internet communication products and internet branch solutions.

2. The adherence to the prohibition of competition shall be compensated by the payment of the purchase price.

3. Unless imperatively provided otherwise by law, the provisions of Section 74 ff.HGB shall not apply to this prohibition of competition.

4. In case of an infringement of the above-mentioned prohibition of competition, the infringing Seller shall have to pay to the Buyers a contractual penalty to the amount of DM 100,000.00. If such infringement is continued in spite of a written warning given by the Buyers, a contractual penalty amounting to DM 20,000.00 shall by payable for every further started month of the infringement. This shall not affect the Buyer's rights to claim compensation for further damage, if any, and to compel the Seller to refrain from further acting against the prohibition.
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                                  Certified translation from the German language
                                                                   page 12 of 14

5. The above regulations shall not apply to individual Sellers if and to such extent as the employment contract simultaneously concluded between the respective Sellers and CYBERNET Internet-Dienstleistungen AG is terminated or otherwise ended at the instigation of CYBERNET Internet-Dienstleistungen AG before the end of 3 years after the conclusion of the contract, unless CYBERNET Internet-Dienstleistungen AG has the right to an exceptional termination of the employment contract.


       SECTION 7 - JOINT AND SEVERAL OBLIGATION AND AUTHORIZED RECIPIENT

1.   The Sellers are jointly and severally liable for the obligations under
     Section 4 of this Deed. The CYBERNET Internet-Dienstleistungen AG is jointly and severally liable for the obligations of the CYBERNET Internet-Beteiligungs GmbH. As for the rest, the parties to this Contract shall not be jointly and severally liable.

2.   The Sellers hereby irrevocably authorize the

          Lawyers Muhlbacher & Partner, Insel 13, 89231, Neu-Ulm,

     to accept all declarations, in particular also services, and to receive performance in connection with this Contract.

2.   The Buyers hereby irrevocably authorize the

          Lawyers Besner Kreifels Weber, Widenmayerstr. 41, 80538 Munich,

     to accept all declarations, in particular also services, and to receive performance in connection with this Contract.


                             SECTION 8 - GUARANTEES

The Buyers undertake that, by October 15, 1997, the Sellers under 1. to 3. will be released from the guarantees to the amount of DM 210,000.00 given to the Commerzbank Neu-Ulm.

                                  Certified translation from the German language
                                                                   page 13 of 14



            SECTION 9 - CONSENT TO THE ASSIGNMENT OF BUSINESS SHARES

     The Company hereby declares its consent to the assignment of business shares contained in this Deed, according to Section 10 of the Company's Articles of Incorporation and the Shareholders' Resolution annexed to this Deed in Appendix 3.

                          SECTION 10 - CONFIDENTIALITY

     The parties shall be obliged to observe strict secrecy with regard to the conclusion and the contents of this agreement, unless they are forced to disclosure by law or according to this agreement.

                SECTION 11 - RESCISSION OF PRELIMINARY CONTRACTS

     This Contract shall replace any written or verbal declarations of intent of the parties given in connection with contract negotiations, if any, even if such declarations should deviate from the content of the above Contract.

                               SECTION 12 - COSTS

     Either party shall bear itself the costs and fees of its advisers. The costs of the notarization of this Contract shall be borne by the Buyer.

                       SECTION 13 - PLACE OF JURISDICTION

     The place of jurisdiction and the place of performance is Munich as far as this can be permissibly agreed.

                                  Certified translation from the German language
                                                                   page 14 of 14



                        SECTION 14 - SAFEGUARDING CLAUSE

     If any individual provisions of this agreement should be or become partially or completely ineffective or unenforceable, this shall not affect the remaining parts of the agreement. Instead of the ineffective or unenforceable provision, a provision shall be regarded as agreed that comes as close as possible to the meaning and purpose of the ineffective or unenforceable provision, in particular to its intended economic purpose. The same shall respectively apply to any gap in this Contract.

                              SECTION 15 - COPIES

     -The parties to this Contract, and
     -the Company

shall receive one certified copy of this Deed each, and

     -the Munich Tax Office for Corporations

shall receive a simple copy of it.

     Read to the persons appearing, approved and signed in person by them as follows:

/signature/(Gerhard Schonenberger)
/signature/(Stefan Heiligensetzer)      /signature/(Andreas Eder)
/signature/(Frank Marchewicz)
/signature/(Rolf Strehle)
/signature/(Lothar Bernecker)


                    I HEREBY CERTIFY THAT THIS IS A TRUE AND
                     COMPLETE TRANSLATION OF THE PRESENTED
                    GERMAN DOCUMENT (COPY). THIS TRANSLATION
                               CONTAINS 14 PAGES.

                           Berlin, September 3, 1998

                                  Jochen Wendt
        Graduate Interpreter/Translator for German, English, Portuguese
       Generally Sworn Interpreter for the Courts and Notaries of Berlin


                                 [NOTARY SEAL]